Fountain Powerboat Industries, Inc.
Post Office Drawer 457
1653 Whichard's Beach Road
Washington, North Carolina 27889

Notice of Annual Meeting of Shareholders

The 2008 Annual Meeting of Shareholders of Fountain Powerboat Industries, Inc. will be held at 10:00 a.m. on Tuesday, November 13, 2007, at our headquarters located at 1653 Whichard's Beach Road, Washington, North Carolina.

The purposes of the meeting are:

1.	Election of Directors. To elect seven directors for one-year terms;

2.	Ratification of Appointment of Independent Accountants. To consider a proposal to ratify the appointment of Dixon Hughes PLLC as our independent public accountants for Fiscal 2008;

3.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the accompanying envelope. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed proxy statement and form of appointment of proxy are being mailed to our shareholders on or about October 5, 2007.

By Order of the Board of Directors

Roger F. Scott
Secretary

Your vote is important. Whether you own one share or many, your prompt cooperation in voting your proxy card is appreciated.

Fountain Powerboat Industries, Inc.
Post Office Drawer 457
1653 Whichard's Beach Road
Washington, North Carolina 27889

Proxy Statement

Annual Meeting of Shareholders

General
This proxy statement is dated October 5, 2007, and is being furnished to our shareholders in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2008 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at our headquarters located at 1653 Whichard's Beach Road, Washington, North Carolina, at 10:00 a.m. on Tuesday, November 13, 2007.

In this proxy statement, the terms "you," "your" and similar terms refer to the shareholder receiving it. The terms "we," "us," "our" and similar terms refer to Fountain Powerboat Industries, Inc. The term "Fountain" refers to our operating subsidiary, Fountain Powerboats, Inc.

Voting

If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways.

•
You can sign and return an appointment of proxy (a proxy card) in the form enclosed with this proxy statement and appoint the "Proxies" named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you.

•	You can attend the Annual Meeting and vote in person.

If your shares of our common stock are held for you in "street name" by a broker or other nominee, then the record holder of your shares is required to vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how your shares should be voted. Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote the shares on "routine" proposals, such as the election of directors, when they have not received instructions from beneficial owners of the shares. However, without specific voting instructions from beneficial owners, brokers and nominees generally are not allowed to exercise their voting discretion on non-routine matters.

Solicitation and Voting of Proxies

A proxy card is included with this proxy statement that provides for you to name two of our officers, Irving L. Smith and Roger F. Scott, individually and as a group, to act as your "Proxies" and vote your shares at the Annual Meeting. Please sign and date your proxy card and return it in the enclosed envelope so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Annual Meeting, the shares of our common stock you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card but do not give any voting instructions, then your shares will be voted by the Proxies "FOR" the election of each of the seven nominees for director named in Proposal 1 below, and "FOR" Proposal 2 discussed in this proxy statement.

If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting. If you do not return a proxy card, the Proxies will not have authority to vote for you and shares of our common stock you hold of record will not be represented or voted at the Annual Meeting unless you attend the meeting in person.

Revocation of Appointment of Proxy; How You Can Change Your Vote

If you are the record holder of your shares and you sign and return a proxy card and later wish to revoke it or to change the voting instructions you gave the Proxies, you can do so at any time before the voting takes place at the Annual Meeting by taking the appropriate action described below.

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To revoke your proxy card, you should give our Corporate Secretary a written notice that you want to revoke it, or you can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card and vote your shares in person. Your attendance at the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card.

•
To change the voting instructions you gave the Proxies, you can sign and submit a new proxy card dated after the date of your original proxy card and containing your new instructions. The Proxies will follow the last voting instructions they receive from you before the Annual Meeting.

If your shares are held in "street name" and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker's or nominee's directions.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards for the Annual Meeting, including costs of preparing and mailing this proxy statement. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we may reimburse those persons for their expenses in doing so. In addition to using the mail, Fountain's and our directors, officers and employees may solicit proxy cards, personally or by telephone or other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation to you, that is not contained in this proxy statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on October 1, 2007, is the "Record Date" we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares of our common stock they are entitled to vote. Our voting securities are the 4,829,275 shares of our common stock which were outstanding and eligible to be voted on the Record Date. You must have been a record holder of our common stock on the Record Date in order to vote at the meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of our common stock eligible to be voted. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card or attend the Annual Meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker "non-votes" also will be counted in determining whether there is a quorum. Broker "non-votes" will occur if your shares are held by a broker and are voted on one or more matters at the meeting but are not voted by the broker on a "non-routine" matter because you have not given the broker voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting.

Votes Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the seven nominees receiving the highest numbers of votes will be elected. For Proposal 2 to be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it. Abstentions and broker non-votes will have no effect in the voting for directors or on Proposal 2. You may not cumulate your votes in the election of directors.

Proposal 1: Election of Directors

General

Our Bylaws provide that our Board of Directors:

•	consists of not less than three nor more than 25 members, and our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

•	our directors are elected each year at the Annual Meeting for terms of one year or until their successors have been duly elected and qualified.

Nominees

The number of members of our Board of Directors currently is set at seven. Based on the recommendations of our Nominations Committee, our current directors named in the table below have been nominated by our Board of Directors for reelection at the Annual Meeting for new terms.

Name and age	Position(s) with us and Fountain (1)	First elected (2)	Principal occupation and business experience for past five years
Reginald M. Fountain, Jr. (67)	Chairman and Chief Executive Officer	1979	Our Chief Executive Officer

Craig F. Goess (53)	Director	2007	Owner, General Manager and President, Greenville Toyota and Toyota of New Bern (auto dealerships), Greenville, NC

Guy L. Hecker, Jr. (3) (75)	Director	2000	President, Stafford, Burke & Hecker, Inc. (high technology consultants), Alexandria, VA

Name and age	Position(s) with us and Fountain (1)	First elected (2)	Principal occupation and business experience for past five years
David C. Miller (56)	Director	2002	Owner, David C. Miller, CPA/ABV (certified public accountant and business valuation practice), Greenville, NC

Anthony J. Romersa (62)	Director	2005
Retired; served as our and Fountain's Executive Vice President and Chief Operating Officer from 1998 to 2002; from 1986 to 1998, served as Director of Planning — Marine Operations with Brunswick Corp., Lake Forest, IL

Anthony A. Sarandes (60)	Director	2005
Retired, from 2001-2007 served as Chairman and consultant to Equiflor Corporation, Miami, FL (grower, importer and distributor of fresh flowers); from 1986 to 2001, served as Chief Executive Officer of Equiflor Corporation

Mark L. Spencer (51)	Director	1992	Owner, Spencer Communications (advertising and public relations firm), Montrose, CA

____________________

(1)	Listings of the members of committees of our Board are contained below under the heading "Committees of Our Board."
(2)
The term "First elected" refers to the calendar year in which each individual first became our director or, in Mr. Fountain's case, when he first became a director of Fountain prior to our organization.

(3)	Mr. Hecker also serves as a director of 8x8, Inc., a public company headquartered in Santa Clara, CA, which develops, manufactures and markets telecommunications equipment.

Our Board of Directors recommends that you vote "FOR" each of the seven nominees named above. The seven nominees receiving the highest numbers of votes will be elected.

Corporate Governance

Director Independence

Our Board of Directors periodically reviews transactions, relationships and other arrangements involving our directors and determines which directors the Board considers to be "independent." In making those determinations, the Board applies the independence criteria contained in the listing requirements of The American Stock Exchange ("Amex"). The following table lists persons who served as directors during 2007, and all nominees for election as directors at the Annual Meeting, who our Board believes were, or will be, "independent" directors under Amex's criteria.

A. Myles Cartrette	Craig F. Goess	Anthony A Sarandes
George L. Deichmann III	David C. Miller	Mark L. Spencer
Guy L. Hecker, Jr.	Anthony J. Romersa	Robert L. Stallings III

In addition to the specific Amex criteria, in determining the independence of directors the Board considers whether it believes transactions that are disclosable in our proxy statement as "related person transactions," as well as any other transactions, relationships, arrangements or factors, could impair their ability to exercise independent judgment. In its determination that the above current and former directors are, or were, independent, those other factors considered by the Board included: (1) the provision of personal accounting services by Mr. Miller's firm to our Chairman, Reginald M. Fountain, Jr., and certain of his separate business interests; (2) Mr. Romersa's service as Fountain's Executive Vice President and Chief Operating Officer until August 2002, and his consulting services for Fountain during Fiscal 2002 and 2003; (3) financial contributions by one of Mr. Sarandes' business interests to Fountain's offshore racing program (which totaled $28,000 during Fiscal 2007), and (4) Mr. Deichmann's purchase of a boat from Fountain during Fiscal 2007 at the standard wholesale price for that model.

Attendance by Directors at Meetings

Board of Director Meetings. Fountain's and our Boards of Directors meet jointly. During Fiscal 2007, the Boards met seven times, and each of our current directors attended 75% or more of the aggregate number of meetings of the Boards and any committees on which he served.

Annual Meetings. Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our Board's policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders, and our directors are strongly encouraged to attend each Annual Meeting whenever possible. Three of our directors then in office attended our last Annual Meeting which was held during November 2006.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

Fountain Powerboat Industries, Inc. Attention: Corporate Secretary 1653 Whichard's Beach Road PO Drawer 457 Washington, NC 27889

You also may send them by email to directors@fountainpowerboats.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and forwarded to the intended recipients. Communications that involve specific comments or questions from a customer of Fountain relating to a specific product, purchase, warranty claim or other such matter will be forwarded to the head of the department or division that is most closely associated with the subject of the communication.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics which is posted on Fountain's Internet website at www.fountainpowerboats.com. The Code applies to our directors and executive officers and is intended to promote:

•	honest and ethical conduct;

•	the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the Securities and Exchange Commission;

•	compliance with governmental laws, rules and regulations; and

•	prompt internal reporting of violations of the Code to the Board's Audit Committee.

We have established a means by which officers, employees, customers, suppliers, shareholders or others may submit confidential and anonymous reports regarding illegal or unethical behavior, violations of the Code, or accounting or auditing concerns about our company or any of our officers or employees. Reports may be made by telephone to our Employee Conduct Hotline at (800) 853-9099, or they may be sent by mail addressed to the Chairman of our Audit Committee at:

Fountain Powerboat Industries, Inc. 1653 Whichard's Beach Road PO Drawer 457 Washington, NC 27889

Committees of Our Board

General

Our Board of Directors has four independent, standing committees that assist the Board in oversight and governance matters. They are the Audit Committee, Nominations Committee, Compensation Committee and Corporate Governance Committee. Each Committee operates under a written charter approved by the Board that sets out its composition, authority, duties and responsibilities. We believe that each member of those committees is an "independent director" as that term is defined by Amex's listing standards. Copies of the current charters of those Committees are posted on Fountain's Internet website at www.fountainpowerboats.com. The current members of each committee are listed in the following table, and the function of and other information about each committee is described in the paragraphs below.

Audit Committee	Nominations Committee	Compensation Committee	Corporate Governance Committee
David C. Miller Chairman	Guy L. Hecker, Jr. Chairman	Craig F. Goess Chairman	Anthony J. Romersa Chairman
Guy L. Hecker, Jr.	Anthony J. Romersa	Mark L. Spencer	David C. Miller
Anthony J. Romersa (1)	Mark L. Spencer	Anthony A. Sarandes	Guy L. Hecker, Jr.
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(1) Mr. Romersa was appointed as a member of the Audit Committee during August 2007 to fill a vacancy.

Audit Committee

Function. Our Audit Committee is a joint committee of Fountain's and our Boards of Directors. Under its charter, and among its other duties, the Committee is responsible for:

•	selecting our independent accountants each year and approving their compensation and the terms of their engagement;

•	approving services proposed to be provided by the independent accountants; and

•	monitoring and overseeing the quality and integrity of our accounting and financial reporting process and systems of internal controls.

The Committee reviews various reports from our independent accountants (including its annual report on our audited consolidated financial statements) and reports we file under the Securities Exchange Act of 1934, and it oversees our internal audit program. The Committee met three times during 2007.

Audit Committee Financial Expert. Mr. Miller, the Chairman of the Audit Committee, is a certified public accountant with over 26 years of experience in public accounting. Our Board of Directors believes that Mr. Miller is an "audit committee financial expert" as that term is defined by the Securities and Exchange Commission.

Audit Committee Report

Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of our consolidated financial statements for Fiscal 2007, the Audit Committee has:

•	reviewed our audited consolidated financial statements for Fiscal 2007 and discussed them with management;

•	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

•	discussed the independence of our accountants with the accountants.

Based on the above reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2007 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee:

David C. Miller	Guy L. Hecker, Jr.	Anthony J. Romersa

Nominations Committee

Our Nominations Committee is a committee of our Board. Under its written charter, and among its other duties and responsibilities assigned from time to time by the Board, the Committee identifies individuals who are qualified to become directors and recommends candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board. The Committee met once during Fiscal 2007.

The Committee's charter provides that it identify and recommend individuals who have personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. From time to time the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee considers incumbent directors and candidates suggested by our management or other directors. The Committee also will consider candidates recommended by shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Nominations Committee Fountain Powerboat Industries, Inc. 1653 Whichard's Beach Road PO Drawer 457 Washington, NC 27889

Each recommendation should be accompanied by the following:

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the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•
the full name, address and telephone number of the candidate being recommended, information regarding the candidate's beneficial ownership of our shares and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

•
a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information the Committee may request in connection with its evaluation of candidates;

•	a description of the candidate's current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•
information regarding any business or personal relationships between the candidate and any of our or Fountain's customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or affiliated companies, and any transactions between the candidate and our company or affiliated companies; and

•
any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the SEC's Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder's recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year's Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates' business, personal and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

The Nominations Committee recommended to our Board of Directors that our incumbent directors be nominated for reelection at the Annual Meeting for new terms.

Compensation Committee

Function. Our Compensation Committee is a joint committee of Fountain's and our Boards of Directors. The Committee met twice during Fiscal 2007.

Under its charter, and in addition to other duties that may be assigned to it from time to time by the Boards, the Committee reviews and provides overall guidance to the Boards regarding our executive and director compensation and benefit programs and makes recommendations to the Boards regarding:

•	cash and other compensation paid or provided to our and Fountain's Chief Executive Officer and other executive officers;

•	the adoption of new compensation or benefit plans, or changes in existing plans, under which compensation or benefits are or will be paid or provided to those persons; and.

•	cash and other compensation paid or provided to other officers and employees, either individually or in the aggregate, as the Boards request from time to time.

In performing its duties, the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to use the services of outside compensation consultants or its own separate legal counsel, but it did not do so during Fiscal 2007. The Committee is authorized to conduct investigations, and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, under its charter, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In connection with matters relating to the compensation of executive officers other than our Chief Executive Officer, the Committee considers information provided by our Chief Executive Officer about the individual performance of those other officers and his recommendations as to their compensation. After receiving the Committee's recommendations, the Board makes all final decisions regarding compensation matters.

Corporate Governance Committee

Our Corporate Governance Committee is a committee of our Board of Directors. The Committee met twice during Fiscal 2007. Among its other duties and responsibilities assigned by the Board from time to time, the Committee:

•	reviews transactions between us and Fountain and our related persons for potential conflict of interest situations and approves those transactions;

•	makes recommendations to the Board from time to time regarding the functions of the various committees of the Board; and

•
assesses the performance of the Board in meeting its corporate governance responsibilities, and makes recommendations to the Board on matters of Board policies and practices, corporate governance practices, and proposals of shareholders relating to corporate governance matters.

Executive Officers

We consider our three officers listed below to be our and Fountain's executive officers.

Reginald M. Fountain, Jr., age 67, serves as our and Fountain's Chairman and Chief Executive Officer. He founded Fountain during 1979 and became our Chief Executive Officer upon our acquisition of Fountain during 1986.

R. David Knight, age 50, was appointed to serve as Fountain's President on July 12, 2006. He had served as Fountain's Executive Vice President of Business Development since his employment commenced in September 2004. Previously, he served as Vice President of Invensys, where he had been employed for 12 years. That company engaged in energy services automation, controls and process solutions.

Irving L. Smith, age 64, was appointed to serve as our and Fountain's Chief Financial Officer during March 2003. He had served as our Director for Information Technology from March 2001 through February 2003. Previously, he was President and owner of ISA Group, Inc., a financial, manufacturing and information technology consulting firm.

Compensation Discussion and Analysis

Introduction and Objectives

The Compensation Committee of the Board of Directors administers the executive compensation program. The Committee attempts to align named executive officer compensation with the Company’s business objectives and achieve the objectives of:

•	enabling the Company to attract and retain qualified executive officers;

•	providing compensation to executive officers that is competitive with comparable sized manufacturers in the marine industry; and

•	rewarding year-over-year performance and long-term loyalty.

Consistent with that philosophy, the executive compensation program is primarily composed of the following elements:

•	base salary;

•	incentive cash bonuses;

•	retirement benefits in the form of matching contributions to a Section 401(k) defined contribution plan; and

•	individual non-qualified separation from service agreements.

The specific amounts or values of each form of compensation that was paid during Fiscal 2007 to the Chief Executive Officer, President and Chief Financial Officer are listed in this Proxy Statement in the Summary Compensation Table.

The Compensation Committee endorses the philosophy that executive compensation should reflect the Company's performance and the contribution of executive officers to that performance. The Company’s compensation policy is designed to reward growth in sales and profits.

The Company currently does not provide an equity-based compensation plan. However, the Company does have a stock option plan for its employees and executive officers that the shareholders voted to adopt in 1999 and which expires in 2009. All options issued from this plan have either been exercised or forfeited and no new options have been issued since 2002. The Company also had a stock option plan that the shareholders voted to adopt in 1995 which expired in 2005. Our Chairman and Chief Executive Officer, Reginald M. Fountain, Jr., holds 450,000 options from this plan at an exercise price of $4.67 which expire in 2008. The Company notes that some directors and executive officers are stockholders of the Company, as is disclosed elsewhere in this Proxy Statement. The Company is mindful of the stock ownership of its executives but does not believe it is appropriate to include a stock ownership element into the compensation program.

The Company does not have a formal policy relative to the adjustment or recovery of incentives or awards in the event that the performance measures upon which incentives were based are later restated or otherwise adjusted in a manner that would have reduced the size of an incentive or award. However, as incentives and base salaries are reviewed and adjusted by the Compensation Committee, the Committee retains the ability to take any such restatements or adjustments into account in subsequent years. In addition, the Sarbanes-Oxley Act requires, in the case of accounting restatements that result from material non-compliance with SEC financial reporting requirements, that Chief Executive and Chief Financial Officers must disgorge bonuses and other incentive-based compensation and profits on stock sales, if non-compliance results from misconduct.

Elements of 2007 Executive Compensation

Base Salary. The salary of each named executive officer is determined by the Compensation Committee. In making its determination, the Committee gives consideration to:

•	the recent financial performance of the Company;

•	the magnitude of responsibilities;

•	the scope of the position and individual performance; and

•
a market analysis that compares the executive’s salary to market median levels of total compensation paid in similar positions in comparable companies in the marine industry and in the geographical area in which the Company is located.

The Committee solicits input from the Chairman and Chief Executive Officer with respect to the performance of the executive officers and their compensation levels. The Committee uses benchmarking salary surveys and data from the National Marine Manufacturers Association, Salary.com and Capitol Associates Industries.

During Fiscal 2007, the base salaries of named executive officers were increased to the following amounts:

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Reginald M. Fountain, Jr. - $520,000 ($170,000 increase from 2006). In making its recommendation regarding Mr. Fountain’s base salary increase, the Committee considered the range of salaries paid to chief executives in comparable sized manufacturing companies in the geographical region in which the Company’s factory is located and in companies in the marine industry, and the significant contribution that Mr. Fountain makes to the operation of the business and the influence he has on its success.

•
R. David Knight - $208,000 ($52,000 increase from 2006). The Committee awarded Mr. Knight a base salary increase based on his promotion to President, a salary survey of comparable companies in the area and in the marine industry, and to compensate for his responsibilities being broadened from a focus on sales and marketing to all segments of the business.

•	Irving L. Smith - $300,000 (no increase from 2006).

Cash Based Incentive Bonuses. Mr. Fountain's and Mr. Knight's employment agreements described below provide for compensation consisting of base salary and incentive cash bonuses based on performance objectives. The individual performance objectives relate to the executive officer improving the contribution of the segment of the business over which he has direct influence or control to enhance the earnings of the Company.

The Committee annually reviews the compensation plan for each officer and decides if the base salary and/or the incentive bonus calculation should be revised. At the beginning of Fiscal 2007, the formulae for determining their incentive cash bonuses were modified by the Committee as follows:

•	Reginald M. Fountain, Jr. - 8.0 percent of the Company's consolidated net profits before taxes and before deductions for bonuses to officers ("Net Profit").

•	R. David Knight - 0.5 percent of net sales over $70 million, and 2.0 percent of consolidated net earnings before interest and taxes ("EBIT").

For Fiscal 2007, there were no Net Profits and sales were less than $70 million. As a result, Mr. Fountain and Mr. Knight were not awarded incentive cash bonuses for the year.

Employment Agreements. The Company has employment agreements with two of its named executive officers as follows:

•
Reginald M. Fountain, Jr. is employed as an officer under a 1989 employment agreement that provides automatic renewal at the end of each year for an additional one-year period until the agreement is terminated. Under the agreement, Mr. Fountain receives a base salary and an incentive cash bonus as set by the Board of Directors.

•
R. David Knight is employed as an officer under a 2004 employment agreement that provides for automatic renewal at the end of each year for an additional one-year period until the agreement is terminated. Under the agreement Mr. Knight receives a base salary and an incentive cash bonus as set by the Board of Directors. The agreement includes clauses that specify payments for termination and change of control which are described under the caption “Potential Payments upon Termination or Change of Control.”

Additional information about each of the employment agreements is contained in the discussion under the caption "Executive Compensation - Employment Agreements."

Retirement Plans. The Company has one qualified retirement plan in which all employees, including all executive officers, are eligible to participate based on the regulations and provisions that govern the plan. That plan is a Section 401(k) defined contribution plan.

The Section 401(k) Plan is a voluntary savings plan that provides a vehicle for employees to defer a pre-tax portion of their compensation for retirement and receive employer matching contribution on a portion of the voluntary deferral. Employees are eligible to participate and receive the employer match after 90 days of employment.

Under the IRS’s regulations, the maximum 2007 voluntary deferral is $15,000 for a participant under the age of 50, and $20,000 for a participant age 50 or older. The Company makes a matching contribution to each participant’s account equal to 50 percent of the first six percent of compensation contributed by the participant.

Benefit payment under the 401(k) Plan is a single lump-sum amount of a participant’s vested accrued benefit payable upon his or her termination of employment, retirement, total and permanent disability, or death. Also under the 401(k) Plan, a participant may withdraw his or her pre-tax contributions to the extent of certain specified instances of financial hardship and may withdraw any amount from his or her pre-tax contributions account for any reason after attaining age 59 ½. Amounts contributed by the Company to the accounts of the Named Executive Officers under this plan are reported in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement. The Company’s Chief Executive Officer and President, at their own election, do not participate in the 401(k) Plan.

Potential Payments upon Change of Control. The Company has an employment agreement with R. David Knight that would require payments to Mr. Knight in certain events following a change of control of Fountain. If, within 12 months following a "change in control" (as defined in the agreement) of Fountain, Mr. Knight's employment is terminated without cause, or, without his consent, (1) his salary is reduced, or certain benefits provided to him are reduced or eliminated (unless the reduction in or elimination of benefits applies proportionately to all our salaried employees), (2) if Fountain continues to exist as a separate entity, his position is changed such that he no longer serves with his then current title or level of responsibility, or, if Fountain no longer exists as a separate entity, his position and reporting responsibility are not those of an executive officer, he does not report directly to the successor company's Chairman, President or Chief Executive Officer, or his duties otherwise are negatively modified, or (3) he is transferred to a job location more than 30 miles from his then current principal location, he may terminate his own employment and be entitled to receive an amount (payable in 36 monthly payments) equal to 299% of his then current annual base salary rate. The Company believes the "double trigger" mechanism included in this arrangements is reasonable since it would permit an acquiring company to avoid being required to make a payment to Mr. Knight by continuing to employ him and treating him fairly. The change in control provision is described in more detail in this proxy statement under the caption "Executive Compensation - Potential Payments Upon Termination of Employment or a Change of Control."

Personal Benefits. From time to time Fountain’s executive officers may receive certain personal benefits. The Company believes its aggregate incremental cost associated with any such benefits received each year by each officer does not exceed $10,000.

Tax and Accounting Implications

Internal Revenue Service regulations disallow a tax deduction to public corporations for compensation, other than performance-based compensation, over $1 million paid during any fiscal year to their CEOs and their next four most highly compensated named executive officers. Because the levels of the Company's executive officers' compensation are below that amount, those regulations will not have an effect on the Company's income tax liability.

Compensation Committee Report

The Compensation Committee has:

•	reviewed and discussed with management the Compensation Discussion and Analysis that is included in this proxy statement; and

•	based on that review and discussion, recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and Annual Report on Form 10-K.

The Compensation Committee

Craig F. Goess	Mark L. Spencer	Anthony A. Sarandes

Executive Compensation

Summary

The following table shows the cash and other compensation paid or provided to or deferred by our named executive officers for our fiscal year ended June 30, 2007. Our executive officers are compensated by Fountain for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers. Mr. Fountain and Mr. Knight are employed by Fountain under employment agreements described below. Mr. Smith is employed on an "at will" basis and subject to reelection as an officer each year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (2)	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Reginald M. Fountain (1) Chairman and Chief Executive Officer	2007	$470,961	-0-	-0-	$-0-	$-0-	$2,456	$473,417
R. David Knight President	2007	208,000	-0-	-0-	-0-	-0-	-0-	208,000
Irving L. Smith Chief Financial Officer	2007	300,000	-0-	-0-	-0-	-0-	6,879	306,879
_________________________
(1) Mr. Fountain is a member of our and Fountain's Boards of Directors, but he does not receive additional compensation for service as a director.
(2) Includes the amount of salary, if any, deferred at each officer's election under our Section 401(k) plan
(3) The listed amounts consist of:
•	for Mr. Smith, matching contributions made by Fountain under our Section 401(k) plan; and
•	for Mr. Fountain, premiums for family medical insurance coverage that is not generally provided to other employees.
From time to time our executive officers receive various personal benefits. None of the named officers received personal benefits during Fiscal 2007 for which our estimated aggregate incremental cost exceeded $10,000, and the amounts of those benefits are not included in the table. We also provide our officers with group life, health, medical and other insurance coverages that are generally available to all salaried employees, and the cost of that insurance is not included in the Summary Compensation Table.

Employment Agreements

Mr. Fountain. Mr. Fountain is employed by Fountain under an employment agreement entered into during 1989. The agreement provides for:

•	automatic renewal at the end of each year for an additional one-year period or until it terminates;

•	annual base salary (initially $104,000) which is subject to review and periodic increase by Fountain's Board;

•	directors fees at the prevailing rates paid to all other directors if any such fees are paid;

•	annual incentive bonuses based on our consolidated net profits before taxes and before deductions for bonuses to officers ("Net Profits"), but not more than $125,000;

•	the right to participate in plans and benefits provided to other officers and employees; and

•	termination of the agreement upon Mr. Fountain's death or permanent disability, or sooner pursuant to a written agreement between Fountain and him.

        The original agreement provided for Mr. Fountain's annual incentive bonus to be equal to 2.5% of our Net Profits for the year. During 2006, our Board modified that percentage such that, going forward, Mr. Fountain's annual incentive bonus will be equal to 8.0% of our Net Profits. Under the agreement, Mr. Fountain may not engage in any business or activity competitive with Fountain's or our business for a period of one year following any voluntary termination of his employment (including his retirement or disability).

         Mr. Knight. Mr. Knight is employed by Fountain under an employment agreement entered into during 2004. The agreement provides for:

•	automatic renewal at the end of each year for an additional one-year period or until the agreement is terminated;

•	annual base salary (initially $156,000) which is subject to review and periodic increase by Fountain's Board;

•	annual "sales bonuses" and "operating profit bonuses;"

•	the right to participate in plans and benefits provided to other officers and employees; and

•
termination of the agreement upon Mr. Knights death or permanent disability, or sooner (1) by Mr. Knight upon 90 days written notice, or (2) by Fountain without cause upon 30 days written notice, or (3) by Fountain at any time with cause.

The original agreement provided for Mr. Knight's annual sales bonus to be equal to 0.9% of the amount by which our consolidated net sales exceeded $59 million, and for his annual operating profit bonus to be equal to 0.5% of our consolidated net earnings before interest and taxes. Early in Fiscal 2007, the formulae were modified such that, going forward, Mr. Knight's annual sales bonus will be equal to 0.5% of our net sales in excess of $70 million and his annual operating bonus will be equal to 2.0% of our consolidated net earnings before interest and taxes. Mr. Knight's agreement provides that, for various periods of up to 18 months following termination of his employment (including his retirement or disability), Mr. Knight may not engage in business or activity competitive with Fountain's business within specified geographic areas.

The agreement contains other provisions under which payments and benefits will be provided to Mr. Knight following a termination of his employment under various circumstances, including termination following a change in control of Fountain. Those provisions are described below under the caption "Potential Payments Upon Termination of Employment or a Change of Control."

Plan Based Awards

Stock Options. In previous years options have been granted from time to time to certain of our executive officers to purchase shares of our common stock. Each of those options gave the officer to whom it was granted the right to buy shares of our common stock during a stated period of time at a fixed price per share equal to the market value of our stock on the date the option was granted. No new stock options have been granted since 2002, and no options were exercised during Fiscal 2007. On June 30, 2007, our Chief Executive Officer, Reginald M. Fountain, Jr., was our only executive officer who held an outstanding stock option. The following table contains information about the option held by Mr. Fountain.

Outstanding Equity Awards at 2007 Year End

	Option Awards
Name	Number of Securities Underlying Unexercised Stock options (Exercisable)	Number of Securities Underlying Unexercised Stock Options (Unexercisable)	Option Exercise Price	Option Expiration Date
Reginald M. Fountain, Jr.	450,000	-0-	$4.67	08/04/2008

         Incentive Bonuses. Mr. Fountain's and Mr. Knight's employment agreements described above provide for a portion of their annual cash compensation to be in the form of incentive bonuses based on criteria described in those agreements.

        Mr. Fountain is entitled to receive an incentive bonus each year equal to 8.0% of our consolidated net profits before taxes and before deductions for bonuses to officers.

Mr. Knight is entitled to receive (1) a sales bonus each year equal to 0.5% of our net sales in excess of $70 million, and (2) an operating bonus each year equal to 2.0% of our consolidated net earnings before interest and taxes.

Based on those formulae, no bonuses were paid to Mr. Fountain or Mr. Knight for Fiscal 2007.

Potential Payments Upon Termination of Employment or a Change of Control

Mr. Fountain and Mr. Knight will be entitled to certain payments if their employment terminates under various circumstances prior to termination of their employment agreements described above. Those arrangements are described in the following paragraphs, and a summary of the estimated payments each of them would receive following different triggering events is contained in the table below.

Mr. Fountain. If Mr. Fountain's employment is terminated by Fountain without cause, he will receive his base salary until the end of the then current renewal term of his employment agreement. If Mr. Fountain's employment terminates as a result of his disability, he would be entitled to receive a pro rata portion of the incentive bonus provided for under his employment agreement through his date of termination.

Mr. Knight. If Mr. Knight's employment is terminated:

•	by Fountain without cause, he will receive his base salary during a one-month notice period and for a period of one year following the termination date;

•	as a result of his permanent disability, he will receive his base salary for a period of 90 days following the termination date;

•
by Fountain as a result of his breach of the terms of his employment agreement or Fountain's policies, or his failure to perform his duties or responsibilities in the manner provided in the agreement, he will receive his base salary for a period of 90 days following the termination date (but he will not receive any payment if his employment is terminated with "cause" in other circumstances, such as willful misconduct, conduct that has a material adverse effect on Fountain's business, or his commission of an act of fraud or dishonesty);

•
by Fountain or its successor without cause at the effective time of, or within 12 months following, a change in control, or by Mr. Knight following a "termination event" (as defined below), he will be entitled to payment of an amount (payable in 36 monthly payments) equal to 299% of his annual base salary rate in effect at the time the change in control becomes effective, or on his termination date, which ever is greater. Those payments will be in lieu of any other payments provided for in his agreement.

        A "change in control" will have occurred under Mr. Knight's employment agreement if:

•	a person acquires beneficial ownership of more than 50% of any class of Fountain's voting securities, or in any manner acquires control of the election of a majority of Fountain's directors;

•	Fountain consolidates or merges with or into another corporation, or otherwise is reorganized, where it is not the surviving corporation;

•	all or substantially all of Fountain's assets are sold or otherwise transferred to or acquired by another person.

A "termination event" will have occurred if, within 12 months following a change in control, and without Mr. Knight's consent:

•	his base salary is reduced;

•
his insurance or other benefits (including any retirement benefits) are reduced in level or scope, or are terminated without being replaced by substantially similar benefits, unless the reduction or elimination applies proportionately to all Fountain's salaried employees who participated in those plans or benefits before the change in control;

•
if, following the change in control, Fountain continues to exist as a separate entity, Mr. Knight's position is changed such that he no longer serves with his then current title or level of responsibility or, if Fountain does not continue to exist as a separate entity, he is not designated as or does not serve as an executive officer of Fountain's successor, he does not report directly to the successor company's Chairman, President or Chief Executive Officer, or his duties and responsibilities are reduced or otherwise negatively modified; or

•	he is transferred to a job location more than 30 miles from his then current principal location.

Summary of Estimated Payments. The following table lists estimates of aggregate payments that would have been paid or provided to Mr. Fountain and Mr. Knight under their employment agreements if their employment had terminated under various circumstances on June 30, 2007 (the last day of Fiscal 2007).

Type of Termination Event and Description of Payment or Benefit	Payment to Mr. Fountain	Payment to Mr. Knight
Involuntary termination following permanent disability	$-0- (1)	$51,288
Involuntary termination without cause	435,000	225,096
Involuntary termination with cause	-	51,288 (2)
Involuntary termination without cause after a change in control	-	621,920
Voluntary termination following a termination event	-	621,920

(1)
If Mr. Fountain's employment had been terminated on June 30, 2007, he would be entitled to receive a pro rata portion of any incentive bonus payable for Fiscal 2007 through the date he became disabled. However, no bonus was paid for Fiscal 2007.

(2)
Payable in the case of a termination as a result of Mr. Knight's breach of the terms of his employment agreement or Fountain's policies, or his failure to perform his duties or responsibilities in the manner provided in his agreement. He will not receive any payment if his employment is terminated with "cause" in other circumstances, such as willful misconduct, conduct that has a material adverse effect on Fountain's business, or his commission of an act of fraud or dishonesty.

Director Compensation

Our directors currently do not receive any fees or other compensation for their services as directors, but they are reimbursed for travel and other out-of-pocket expenses in connection with their attendance at meetings of our and Fountain's Boards of Directors. In prior years stock options have been granted to our directors to purchase shares of our common stock, but none of our outside directors held any outstanding stock options during Fiscal 2007.

Transactions With Related Persons

Our Policy

Our Board of Directors has adopted a written policy under which our Corporate Governance Committee reviews and approves certain transactions, arrangements or relationships in which we or Fountain are a participant and in which any of our "related persons" has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, beneficial owners of more than 5% of our common stock, and members of the immediate family of one of those persons. The policy covers transactions, arrangements or relationships, or series of transactions, arrangements or relationships, that are required to be disclosed in our proxy statements under rules of the Securities and Exchange Commission.

The policy provides that, in its review of transactions with related persons, the Committee should exercise independent judgment on an informed basis and in a manner that it considers to be in the best interest of the company and its shareholders.

Related Person Transactions During 2007

Reginald M. Fountain, Jr., our Chairman and Chief Executive Officer, owns a company that leases an airplane to Fountain for business purposes. During Fiscal 2007, Fountain paid that company $297,785 in rentals based on actual hours of business use by Fountain. Fountain also rents apartments from a company owned by Mr. Fountain as temporary housing for consultants and new employees. During 2007, Fountain paid that company $3,576 in apartment rental fees. In addition, during Fiscal 2007, Fountain expensed $20,000 related to a race boat owned by Mr. Fountain as compensation for Fountain's use of the boat over the course of five years for promotion and demonstration purposes.

Wyatt M. Fountain, who is Mr. Fountain's son, is employed as Regional Sales Manager for Fountain's Southeast Region. For Fiscal 2007 his aggregate compensation was $214,875 consisting solely of sales commissions paid on the same basis as commissions are paid to our other Regional Sales Managers.

During Fiscal 2007, George M. Deichmann III, who served as our director until August 20, 2007, purchased a boat from Fountain for $296,314 which was Fountain's standard wholesale price for that particular boat model.

Betty G. Smith, the spouse of our Chief Financial Officer, Irving J. Smith, is employed by Fountain. Her salary during Fiscal 2007 was $77,750.

Each of the above transactions was approved pursuant to our policy and procedure described above for the review and approval of related person transactions.

Beneficial Ownership of Our Common Stock

Principal Shareholders

The following table lists persons who we believe owned, beneficially or of record, 5% or more of our outstanding shares on the Record Date for the Annual Meeting.

Name and address of beneficial owner	Amount and nature of beneficial ownership (1)		Percent of class (2)
Reginald M. Fountain, Jr. Post Office Drawer 457 Washington, NC 27889	2,700,472	(3)	51.15%

Triglova Finanz, A. G. Edificio Torre Swiss Bank Piso 16, Apartado Postal 1824 Panama 1, Republica de Panama	314,250		6.51%

Goodman & Company, Investment Counsel Ltd. 55th Floor, Scotia Plaza 40 King Street West Toronto, Ontario, Canada M5H4A9	275,600		5.71%
_________________________
(1)	Based on information contained in the shareholder's most recent Form 13D or 13G filed with the Securities and Exchange Commission.
(2)
Percentages are calculated based on 4,844,275 total outstanding shares, minus 15,000 shares held by Fountain, plus, in the case of Mr. Fountain, the number of additional shares that he could purchase upon the exercise of stock options.

(3)
Includes 450,000 shares which could be purchased by Mr. Fountain from us upon the exercise of stock options and as to which shares he may be considered to have sole investment power only. Also includes 10,000 shares held by a family member and as to which Mr. Fountain disclaims beneficial ownership.

Directors and Executive Officers

The following table describes the beneficial ownership of our common stock on the Record Date for the Annual Meeting by our current directors, nominees for election as directors, and named certain executive officers, individually, and by all of our current directors and executive officers as a group.

Name of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (2)
Reginald M. Fountain, Jr.	2,700,472	51.15%
Craig F. Goess	-0-	―
Guy L. Hecker, Jr.	-0-	―
David C. Miller	1,000	*
R. David Knight	-0-	―
Anthony J. Romersa	-0-	―
Anthony A. Sarandes	5,000	*
Irving L. Smith	10,600	*
Mark L. Spencer	3,525	*
All current directors and executive officers as a group (9 people)	2,720,597	51.53%
_________________________
(1)
Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. Individuals named and included in the group exercise shared voting and investment power with respect to certain of the listed shares as follows: Mr. Miller ―1,000 shares, Mr. Smith ― 10,600 shares; and individuals in the group ― 11,600 shares. Certain of the individuals named and included in the group disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Mr. Fountain ― 10,000 shares; and individuals in the group ― 10,000 shares. The listed shares include the following number of shares that could be purchased pursuant to stock options granted under our stock option plans that could be exercised within 60 days following the Record Date and with respect to which shares the individuals named and included in the group may be considered to exercise sole investment power only: Mr. Fountain ― 450,000 shares; and all individuals included in the group ― 450,000 shares. We are not aware of any of the listed shares that have been pledged for loans.

(2)
Percentages are calculated based on 4,844,275 total outstanding shares, minus 15,000 shares held by Fountain, plus, in the case of Mr. Fountain, the number of additional shares that could be purchased by him pursuant to stock options that could be exercised within 60 days following the Record Date. An asterisk indicates less than 1.0%.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by Federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our proxy statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. We are currently not aware of any required reports which were not filed, or which were filed late, during Fiscal 2007.

Certain Arrangements Relating to Our Common Stock

During July 2003, Fountain entered into a secured, long-term financing arrangement to refinance existing long-term debt, pay current liabilities, and provide additional operating funds. Fountain's obligations under that credit facility were guaranteed by our Chairman and Chief Executive Officer, Reginald M. Fountain, Jr., individually, and by Brunswick Corporation ("Brunswick") which, through one of its divisions, supplies marine engines used in Fountain's products.

In connection with the loan transaction, and in consideration for Brunswick's agreement to guarantee Fountain's obligations, we, Fountain and Mr. Fountain entered into a Master Agreement with Brunswick. Among other things, the Master Agreement gave Brunswick the right to purchase (the "Fountain Purchase Right") any or all shares of our common stock held by Mr. Fountain, as well as all options held by Mr. Fountain to purchase shares of our common stock. Brunswick's Purchase Right was to become exercisable on the earlier of July 1, 2007, or the date on which Fountain's obligations under the above loan transaction were paid in full. The Master Agreement also gave Brunswick the right to purchase from us, and at any time while the Purchase Right remained in effect, a number of newly issued shares of our common stock that, when combined with Mr. Fountain's shares, would give Brunswick 50.1% of our outstanding shares (the "Company Purchase Right"). During September 2005, Fountain refinanced its long-term debt. In connection with that refinancing, we, Fountain, Mr. Fountain and Brunswick entered into an Omnibus Amendment and Agreement that amended the Master Agreement to, among other things, provide that the Fountain Purchase Right and Company Purchase Right would remain in effect and become exercisable on July 1, 2007.

On June 21, 2007, we, Fountain, Mr. Fountain and Brunswick entered into an Second Omnibus Amendment and Agreement (the “Second Amendment”), which further amends the Master Agreement. The Second Amendment delayed the commencement of Brunswick’s ability to exercise the Purchase Right from July 1, 2007, to a period beginning July 1, 2012, and also amended the Master Agreement to (1) permit Mr. Fountain to sell his shares of our common stock in compliance with Rule 144 of the Securities Act of 1933, provided that Mr. Fountain may not sell shares if the sale would result in him owning less than 40% of our issued and outstanding common stock, and (2) limit our obligations under the Company Purchase Right by providing that we will not be required to issue in excess of 19.9% of our issued and outstanding shares of common stock unless any and all required stockholder approvals are obtained.

Proposal 2: Ratification of Independent Accountants

Appointment of Independent Accountants

Our Audit Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for Fiscal 2008. The Committee's charter gives it the responsibility and authority to select and appoint our independent accountants and to approve their compensation and the terms of the engagement under which they provide services to us. Our shareholders are not required by our Bylaws or the law to ratify the Committee's selection. However, we will submit a proposal to ratify the appointment of Dixon Hughes PLLC for Fiscal 2008 for voting by shareholders at the Annual Meeting as a matter of good corporate practice and as a way for shareholders to be heard in the selection process. If our shareholders do not ratify the Audit Committee's selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Dixon Hughes PLLC. Even if our shareholders vote to ratify the Committee's selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have the opportunity to make a statement if they desire to do so.

Our Board of Directors recommends that you vote "FOR" Proposal 2.
To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

Services and Fees During Fiscal 2007 and Fiscal 2006

Under its current procedures, the Audit Committee specifically pre-approves all audit services and other services provided by our accountants. As our independent accountants for Fiscal 2007 and Fiscal 2006, Dixon Hughes PLLC provided various audit and other professional services for which we and Fountain were billed, or expect to be billed, for fees as further described below. Our Audit Committee considers whether the provision of non-audit services by our independent accounting firm is compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC during Fiscal 2007 did not affect its independence.

The following table lists the aggregate amounts of fees paid, or expected to be paid, to Dixon Hughes PLLC for audit services for Fiscal 2007 and Fiscal 2006, and for other services they provided during the two fiscal years.

Type of Fees and Description of Services	2007	2006
Audit Fees, including audits of our consolidated financial statements and reviews of our condensed interim consolidated financial statements	$102,300	$119,420
Audit-Related Fees, including, for both years, an audit of our Section 401(k) plan, interim inventory observation procedures, and consultations regarding financial accounting and reporting standards	17,450	9,100
Tax Fees, including, for both years, reviews of our consolidated federal and related state income tax returns and other tax compliance services	14,250	12,950
All Other Fees	-0-	-0-

Proposals for Fiscal 2009 Annual Meeting

Any proposal of a shareholder, other than a nomination for election as a director, which is intended to be presented for action at our Fiscal 2009 Annual Meeting must be received by our Corporate Secretary in writing at our address listed below no later than June 7, 2008, to be considered timely received for inclusion in the proxy statement and proxy card that we will distribute in connection with that meeting. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our common stock entitled to be voted on that proposal at the meeting, and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our Fiscal 2009 Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by our Corporate Secretary at our address listed below no later than August 21, 2008, in order for that proposal to be considered timely received for purposes of the Proxies' discretionary authority to vote on other matters presented for action by shareholders at that meeting.

The notices described above should be mailed to:

Fountain Powerboat Industries, Inc.
Corporate Secretary
1653 Whichard's Beach Road
PO Drawer 457
Washington, NC 27889

Annual Report on Form 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we file periodic reports and other information, including proxy statements, annual reports and quarterly reports, with the Securities and Exchange Commission. You may review information that we file electronically with the SEC on the SEC's Internet website at www.sec.gov or on Fountain's Internet website www.fountainpowerboats.com.

A copy of our Fiscal 2007 Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be provided without charge upon the written request of any shareholder entitled to vote at the Annual Meeting. Requests for copies should be directed to Irving L. Smith, Fountain Powerboat Industries, Inc., Post Office Drawer 457, Washington, North Carolina 27889 (Telephone 252-975-2000).